SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                       AMENDMENT TO APPLICATION OR REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 17, 1999

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                    333-29015                 59-2346270
    (State or other                (Commission            (I.R.S. Employer
      Jurisdiction                 File Number)           Identification No.)
   of incorporation)

            100 NORTHFIELD STREET
           GREENWICH, CONNECTICUT                               06830
   (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (203) 618-0065

      The registrant hereby amends the following items, financial statements, exhibits or other portions of its current report dated November 17, 1999, on Form 8-K as set forth in the pages attached hereto:

Item 7. Financial Statements and Exhibits

      Listed below are the financial statements, pro forma financial information and exhibits filed as part of this report:

      a.    Financial Statements of Business Acquired

            The financial statements for the Acquired Company listed in the accompanying Index to Financial Statements and Pro Forma Financial Information are filed as part of this Report on Form 8-K/A.

      b.    Pro Forma Financial Information

            The pro forma financial information of Equivest Finance, Inc. listed in the accompanying Index to Financial Statements and Pro Forma Financial Information are filed as part of this Report on Form 8-K/A.

      c.    Exhibits

            None.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       EQUIVEST FINANCE, INC.


Date: January 29, 2000                 By:                /s/
                                           -------------------------------------
                                       Name:  Gerald L. Klaben, Jr.
                                       Title: Senior Vice President and Chief
                                              Financial Officer

                        INDEX TO FINANCIAL STATEMENTS AND
                         PRO FORMA FINANCIAL INFORMATION

      The following financial statements and pro forma financial statements are included in Item 7 of this Current Report on Form 8-K:

Peppertree Resorts, Ltd.

Independent Auditors' Report

Combined Balance Sheets as of December 31, 1998 and 1997

Combined Statements of Income and Combined Statements of Stockholders' Equity for the Years Ended December 31, 1998, 1997 and 1996

Combined Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996

Notes to Financial Statements for the Years Ended December 31, 1998, 1997 and
1996

Unaudited Financial Statements

      Condensed Consolidated Balance Sheets as of September 30, 1999 and 1998

      Condensed Consolidated Statements of Income for the Nine Months Ended September 30, 1999 and 1998

      Condensed Consolidated Statements of Cash Flow for the Nine Months Ended September 30, 1999 and 1998

      Notes to Financial Statements for the Nine Months Ended September 30, 1999 and 1998

Equivest Finance, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Financial Statements

      Unaudited Pro Forma Condensed Balance Sheet - September 30, 1999

      Unaudited Pro Forma Condensed Income Statement - Nine Months Ended September 30, 1999

      Unaudited Pro Forma Condensed Income Statement - Year Ended December 31, 1998

      Notes to Unaudited Pro Forma Condensed Financial Statements

                            PEPPERTREE RESORTS, LTD.
                                 AND AFFILIATES

                            Asheville, North Carolina

                          Combined Financial Statements

              For The Years Ended December 31, 1998, 1997 and 1996

                     PEPPERTREE RESORTS LTD. AND AFFILIATES

                            Asheville, North Carolina

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

INDEPENDENT AUDITORS' REPORT                                               F - 1

FINANCIAL STATEMENTS

    Combined Balance Sheets                                                F - 2

    Combined Statements of Income                                          F - 3

    Combined Statements of Stockholders' Equity                            F - 4

    Combined Statements of Cash Flows                                      F 5-6

    Notes to Combined Financial Statements                                F 7-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Peppertree Resorts, Ltd. and Affiliates
Asheville, North Carolina

We have audited the accompanying combined balance sheets of Peppertree Resorts, Ltd. and Affiliates as of December 31, 1998 and 1997, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Peppertree Resorts, Ltd. and affiliates as of December 31, 1998 and 1997 and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 27 to the financial statements, certain errors resulting in an understatement of previously reported income tax expenses and deferred tax liabilities were discovered by management of the Company pertaining to the years ended December 31, 1998 and 1997. Accordingly, the financial statements for each of the years then ended have been restated to correct the errors.


Painter, Patrick & Russell, P.A.


Asheville, North Carolina
April 30, 1999, except for Note 26 and 27, as to which the date is January 25, 2000

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

                             Combined Balance Sheets

At December 31                                                  1998          1997
--------------------------------------------------------------------------------------
Assets
    Cash and equivalents                                     $   510,666   $ 1,666,600
    Restricted cash (Note 2)                                     583,292       108,250
    Loans receivable, net (Note 3)                            66,048,989    49,811,475
    Accrued interest                                             519,834       142,951
    Trade receivables, net of allowance for uncollectible
     accounts of $104,403 and $74,007                            319,799       367,516
    Receivable from affiliate                                    153,974       341,160
    Real estate inventories (Note 4)                          13,704,476    10,770,670
    Inventories (Note 5)                                         513,312       326,455
    Deferred credit (Note 6)                                     907,676       253,819
    Prepaid expenses and other assets (Note7)                    352,340       940,001
    Property and equipment, net (Note 8)                      14,137,882    13,675,833
                                                             -----------   -----------

Total assets                                                 $97,752,240   $78,404,730
                                                             ===========   ===========

Liabilities and Stockholders' Equity
    Liabilities:
       Accounts payable                                      $ 2,980,397   $ 3,355,359
       Accrued liabilities (Note 9)                            2,142,611     2,135,880
       Accrued income taxes                                    1,514,577       412,226
       Due to managed entities (Note 10)                         317,591       572,061
       Financing arrangements and capital leases (Note 11)    60,940,700    45,729,209
       Note payable - related party (Note 11)                  5,112,444     5,550,858
       Deferred revenues                                         637,491       397,295
       Deferred tax liabilities (Note 14)                      5,842,130     4,286,721
       Deposits (Note 13)                                         75,768        80,507
                                                             -----------   -----------
          Total liabilities                                   79,563,709    62,520,116
                                                             -----------   -----------

    Minority equity interest                                     130,038        30,105
                                                             -----------   -----------

    Stockholders' equity:
       Common stock                                               77,270        77,270
       Additional paid-in capital                              7,456,264     7,456,264
       Retained earnings                                      10,524,959     8,320,975
                                                             -----------   -----------
          Total stockholders' equity                          18,058,493    15,854,509
                                                             -----------   -----------

Total liabilities and stockholders' equity                   $97,752,240   $78,404,730
                                                             ===========   ===========

    The accompanying notes are an integral part of the financial statements

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

                          Combined Statements of Income

For the Years Ended December 31                     1998           1997            1996
-------------------------------------------------------------------------------------------
Revenues:
    Vacation ownership interests                $ 45,637,332   $ 30,904,925    $ 21,543,859
    Resort and hotel operations                   10,385,523      9,763,556       9,147,872
    Property management                            2,232,207      2,109,268       1,965,109
    Interest income                                8,107,713      6,841,675       6,287,945
    Other revenues                                   242,268        502,263         352,722
                                                ------------   ------------    ------------
       Total revenues                             66,605,043     50,121,687      39,297,507
                                                ------------   ------------    ------------

Expenses:
    Vacation ownership interests:
       Cost of sales                              11,688,072      7,469,964       5,213,480
       Provision for loan losses                   3,594,484      1,492,876       2,408,029
       Sales and marketing                        22,165,431     15,232,231      10,014,024
       Administrative                              4,104,593      3,954,840       2,977,555
       Portfolio expenses                            767,684        647,077         594,853
    Resort and hotel operations                    9,557,192      9,034,894       8,829,485
    Property management                            1,357,730      1,254,781       1,215,853
    Interest expense                               6,025,321      4,990,857       4,744,767
    Depreciation                                   1,689,469      1,414,574       1,187,293
    Loss contingency                                                792,269
    Loss on abandonment of design                                                   455,653
                                                ------------   ------------    ------------
       Total expenses                             60,949,976     46,284,363      37,640,992
                                                ------------   ------------    ------------

    Other income:
       Gain on sale of land                        1,180,288
                                                ------------   ------------    ------------

       Income before taxes                         6,835,355      3,837,324       1,656,515
                                                ------------   ------------    ------------

Provision for income taxes:
    Current                                        1,321,659        342,560         415,087
    Deferred                                       1,555,409      3,534,999        (348,873)
                                                ------------   ------------    ------------
       Total provisions for income taxes           2,877,068      3,877,559          66,214
                                                ------------   ------------    ------------

       Income before minority equity interest      3,958,287        (40,235)      1,590,301

Less, minority equity interest                        99,933        (25,757)        (94,235)
                                                ------------   ------------    ------------

Net income                                      $  3,858,354   $    (14,478)   $  1,684,536
                                                ============   ============    ============

    The accompanying notes are an integral part of the financial statements

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

                   Combined Statements of Stockholders' Equity

For the Years Ended December 31                   1998            1997            1996
------------------------------------------------------------------------------------------
    Common stock                              $     77,270    $     77,270    $     77,270
                                              ------------    ------------    ------------

    Additional paid-in capital:
       Balance - beginning of years              7,456,264       7,456,264       5,956,264

       Additions                                                                 1,500,000
                                              ------------    ------------    ------------

       Balance - end of years                    7,456,264       7,456,264       7,456,264
                                              ------------    ------------    ------------

    Retained earnings:
        Balance - beginning of years             8,320,975      10,489,262       9,923,750

        Net income                               3,858,354         (14,478)      1,684,536

        Decrease in minority interest share                                         38,967

        Stockholders' distributions             (1,654,370)     (2,153,809)     (1,157,991)
                                              ------------    ------------    ------------

     Balance - end of years                     10,524,959       8,320,975      10,489,262
                                              ------------    ------------    ------------

    Total stockholders' equity                $ 18,058,493    $ 15,854,509    $ 18,022,796
                                              ============    ============    ============

    The accompanying notes are an integral part of the financial statements

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

                        Combined Statements of Cash Flows

For the Years Ended December 31                           1998            1997            1996
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income before minority equity interest       $  3,958,287    $    (40,235)   $  1,590,301
    Adjustments to reconcile net income to net
     cash provided from operating activities:
       Depreciation and amortization                    1,715,770       1,435,967       1,206,997
       Provision for loan losses and uncollectible
        trade receivables                               3,594,484       1,492,876       2,408,029
       Loss contingency                                                   792,269
       Loss on abandonment of design                                                      455,653
       Working capital changes - sources (uses):
          Restricted cash                                (475,042)        300,603         (22,021)
          Trade and other receivables                    (329,166)       (108,397)        (60,551)
       Receivable from affiliate                          358,960       2,001,160          47,287
          Real estate inventories                        (108,306)       (954,463)       (739,372)
          Other inventories                              (186,857)        (95,482)         40,998
          Deferred credit                                (653,857)       (253,819)
          Prepaid expenses and other assets               561,360        (378,816)        (36,354)
          Accounts payable                               (374,962)      2,076,702        (306,177)
          Accrued liabilities                               6,731          96,279         329,317
          Accrued income taxes                          1,102,351          86,654        (142,167)
          Deferred revenues                               240,196         163,861        (235,662)
          Deposits                                         (4,739)        (59,202)         40,736
          Deferred tax liabilities                      1,555,409       3,533,999        (348,873)
                                                     ------------    ------------    ------------
Net cash provided from operating activities            10,960,619      10,089,956       4,228,141
                                                     ------------    ------------    ------------

Cash flows from investing activities:
    Loans receivable                                  (20,003,772)     (8,712,357)     (3,616,667)
    Capital expenditures                               (1,796,476)     (2,235,279)     (1,919,204)
                                                     ------------    ------------    ------------
Net cash used for investing activities                (21,800,248)    (10,947,636)     (5,535,871)
                                                     ------------    ------------    ------------

Cash flows from financing activities:
    Proceeds from financing arrangements               58,293,570      26,595,829      22,469,877
    Principal payments of financing arrangements      (45,777,230)    (22,945,851)    (20,184,586)
    Principal payments on related party note             (438,414)
    Advances to/from managed entities                    (254,470)        193,513         119,681
    Payments on capital leases                           (485,391)       (364,132)       (148,051)
    Distributions to stockholders                      (1,654,370)     (2,153,809)     (1,157,991)
                                                     ------------    ------------    ------------
Net cash provided from financing activities             9,683,695       1,325,550       1,098,930
                                                     ------------    ------------    ------------

Increase (decrease) in cash and equivalents            (1,155,934)        467,870        (208,800)

Cash and equivalents at beginning of years              1,666,600       1,198,730       1,407,530
                                                     ------------    ------------    ------------

Cash and equivalents at end of years                 $    510,666    $  1,666,600    $  1,198,730
                                                     ============    ============    ============

     The accompanying notes are an integral part of the financial statements

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

For the Years Ended December 31                              1998         1997         1996
----------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
    Cash paid during the years for:
       Interest                                           $6,115,313   $5,068,059   $4,685,512
       Income taxes                                          110,752      256,906      557,254

Schedule of noncash investing and financing activities:
    Property and equipment acquired:
       With note payable                                  $            $  740,000   $   35,697
       Under capital lease                                   355,042    1,096,599      183,149
    Real estate inventories acquired with notes
      payable                                              2,825,500      469,650
    Reclassification of real estate inventories to
      property and equipment                                              311,301
    Reclassification of land to real estate inventories                   100,000
    Conversion of stockholder advances
      to paid-in capital                                                             1,500,000

    The accompanying notes are an integral part of the financial statements.

                     PEPPERTREE RESORTS, LTD. AND AFFILIATES

                     Notes to Combined Financial Statements
                                December 31, 1998

Note 1 - Summary of Significant Accounting Policies

DESCRIPTION OF THE BUSINESS - Peppertree Resorts, Ltd. ("Peppertree") and its combined affiliates (the "Company") generate revenues primarily from the sale and financing of vacation ownership interest ("vacation intervals"), the sale of vacation points packages ("vacation points"), ("vacation intervals" together with "vacation points" - "vacation intervals"), the provision of resort management and maintenance services and from the operation of a Holiday Inn SunSpree hotel with recreational amenities. The Company's operations consist of
(1) marketing and selling vacation intervals at its resort locations that entitle the buyer to use a fully-furnished vacation residence generally for a one week period and vacation points that may be redeemed for occupancy rights at participating resort locations, (2) acquiring, developing and operating vacation ownership resorts, (3) providing consumer financing to individual purchasers for the purchase of vacation interest at its resort locations, (4) providing resort management and maintenance services for which it receives a fee paid by the homeowners' associations, and (5) the operation of a 280 room hotel with a 18 hole golf course and an indoor/outdoor tennis facility.

BASIS OF PRESENTATION - The combined financial statements includes the accounts of Peppertree and its affiliates that share common ownership, and financial, administrative and managerial control. Therefore, the balance sheets, results of operations and statements of cash flows have been combined for this presentation. All significant intercompany accounts and transactions have been eliminated in the combination. Minority equity interest and activity have been shown separately. These combined financial statements include the accounts of Peppertree and the following entities:

      Peppertree Resorts Management, Inc. ("Management") (S-corporation) Peppertree Resorts Villas, Inc. ("Villas") (S-corporation)
      Peppertree Fontana Village, Inc. ("Fontana") (S-corporation)
      Peppertree Ocean Club, Inc. ("Ocean Club") (C-corporation)
      Peppertree Resorts Vacation Club, Inc. (Vacation Club") (C-corporation) Great Smokies Hotel Associates ("Hotel") (limited partnership) Peppertree Atlantic Beach Enterprises, Inc. ("Atlantic Beach")
        (C-corporation)
      Smokies Resorts Villas, Inc. ("Smokies Resorts") (proprietorship) Crystal Coast Resorts, Inc. ("Crystal Coast") (C-corporation)

    The accompanying notes are an integral part of the financial statements.

CORPORATE REORGANIZATION AFTER END OF YEAR - Subsequent to the year end, in 1999, the Boards of Directors of Peppertree and certain of its affiliates adopted a plan of reorganization whereby the stockholders of Management, Villas and Vacation Club exchanged their stock for stock of Peppertree (See Note 20). In a similar but separate transaction also in 1999, Crystal Coast, Smokies Resorts, Ocean Club and Atlantic Beach were merged into Villas, which was subsequently included in the stock exchange with Peppertree. With this exchange, all of these entities became wholly-owned subsidiaries of Peppertree. Both of these transactions were structured so as to comply with the provisions of IRC
Section 354 and are therefore considered to be free from any taxation.

CASH AND EQUIVALENTS - The Company considers all investments and other highly-liquid investments that have an initial maturity of three months or less to be cash equivalents.

REAL ESTATE INVENTORIES - Real estate inventories are valued at the lower of cost or estimated net realizable value. Costs include land, buildings and improvements and all related costs, such as construction costs, legal fees and material construction interest.

Land and improvement costs are allocated for the purpose of accumulating costs to match related sales revenues. The Company allocates acquisition and carrying costs to these areas on the acreage or the value basis, as appropriate. Certain amenity costs are allocated on benefit or per building basis, as appropriate.

INVENTORIES - The Company's resort and hotel inventories, as described in Note 5, are valued at lower of cost (determined on a first-in, first-out basis) or market.

PREPAID EXPENSES AND OTHER ASSETS - Prepaid expenses consist of prepaid marketing expenses, financing costs and other prepaid expenses. All of these assets are expected to be either amortized or applied to purchases within the next twelve months. Also included are deferred charges, net of accumulated amortization, and deposits on purchases of real estate projects.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Expenditures for maintenance and repairs that do not improve or extend the life of an asset are charged to expenses as incurred. Major renewals and betterments are charged to the fixed asset accounts. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the property accounts and any gain or loss is recorded in income or expense. Depreciation is computed using accelerated and straight-line methods based on the estimated useful lives of the assets, ranging generally from 7 to 40 years for buildings and from five to seven years for machinery, furniture and equipment. Accelerated depreciation methods are used for income tax purposes.

AMORTIZATION OF DEFERRED CHARGES - Franchise cost is amortized on the straight-line method over the 10-year term of the franchise. Loan cost is amortized on the straight-line method over the term of the loan to which the cost relates.

    The accompanying notes are an integral part of the financial statements.

ALLOWANCE FOR LOAN LOSSES - The Company provides for losses on loans receivable arising from vacation ownership by a charge against earnings at a rate based on historical cancellation experience. When a contract recorded in an earlier year is canceled, the remaining contract balance, less recoverable costs, is charged to the allowance for loan losses. When a contract is canceled in the same year as the related sale, all entries applicable to the sale are reversed and nonrecoverable selling expenses are charged against earnings.

The allowance for loan losses on vacation ownership interests mortgage loans receivable is maintained at a level considered adequate by management to absorb potential losses in the mortgage loan portfolio. Management's determination of the adequacy of the allowance is based on specific evaluation of individual mortgage loans, past loan loss experience, current economic conditions and other relevant factors. The allowance is increased by provisions for loan losses charged to operations.

REVENUE AND PROFIT RECOGNITION - Vacation ownership interest, which for 1998 and 1997 includes revenue from the sale of vacation points packages, is a concept whereby weekly intervals and/or vacation points packages are sold in fully-furnished vacation homes. Generally, vacation ownership interests are sold under contracts that provide for a down payment and monthly installments, including interest, for periods up to ten years. Sales are recorded as revenue when a minimum down payment of at least 10% has been received.

Revenue relating to sales of vacation ownership interests in projects under construction is recognized using the percentage of completion method. Under this method, the portion of revenues applicable to costs incurred, as compared to total estimated construction costs, is recognized in the period of sale. The remaining revenue is deferred and recognized as the remaining costs are incurred. Until a contract qualifies for revenue recognition, all payments received are accounted for as deposits. Commissions and other selling costs, directly attributable to the sale, are deferred until the sale is recorded.

INCOME TAXES - The tax status of the Company's affiliates include limited partnerships, sole proprietorship, "S" Corporations and "C" Corporations. Partnerships and sole proprietorships are not considered taxable entities for federal and state income tax purposes. Under the provision of Subchapter S of the Internal Revenue Code, the taxable income of an "S" corporation is included in the individual federal income tax returns of the stockholders. Therefore, no federal or state income tax provisions for the affiliates operating as limited partnerships, sole proprietorship, or "S" corporations are included in these statements. Included in deferred income taxes are income taxes that are applicable to years in which certain of the entities operated as a "C" corporation. These deferred taxes are comprised of taxes on temporary differences between revenues that are taxable in a period different than the period in which they are recognized for financial statement purposes, and taxes that relate to built-in gains.

    The accompanying notes are an integral part of the financial statements.

The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and enacted tax rates that will be in effect for the year in which the differences are expected to reverse. Additionally, under SFAS No. 109, a valuation allowance must be established for deferred tax assets if, based on available evidence, it is "more likely than not" that all or a portion of the deferred tax assets will not be realized.

SFAS NO 130 - The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting on Comprehensive Income," effective January 1, 1998. The Company had no items classified as other comprehensive income in the periods presented.

ENVIRONMENTAL COSTS - The Company owns and operates wastewater treatment plants in conjunction with two of its vacation ownership resorts that could result in environmental remediation and restoration costs. The Company expenses these costs if they are related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

USE OF ESTIMATES - The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS - Certain amounts for 1997 and 1996 have been reclassified to conform to current year presentation.

Note 2 - Restricted Cash

Restricted cash includes funds that have been retained by lenders, escrow agents and in trust accounts from funding on receivables and down payments on purchases. Performance reserves are maintained by the lenders in an uninsured interest-bearing account as security for the performance of the note obligations. The lender calculates annually the required balance of reserves and disburses any excess funds to the Company. Funds are released from trust accounts when contracts meet the requirements of a sale. At December 31, 1998 and 1997, the restricted cash balances were $583,292 and $108,250, respectively.

    The accompanying notes are an integral part of the financial statements.

Note 3 - Loans Receivable

Loans receivable consisting of vacation ownership interest mortgages are described as follows:

--------------------------------------------------------------------------------
At December 31                                        1998              1997
--------------------------------------------------------------------------------

   Current                                         $62,276,903       $47,236,730
   Over 30 days                                      1,616,957         1,059,969
   Over 60 days                                        750,623           570,497
   Over 90 days                                      4,506,012         4,398,123
                                                   -----------       -----------
                                                    69,150,495        53,265,319
   Less, allowance for loan losses                   3,101,506         3,453,844
                                                   -----------       -----------

Loans receivable, net                              $66,048,989       $49,811,475
================================================================================

Interest rates on mortgages range primarily from 15% to 17%. Contractual maturities of these receivables within the next five years are as follows: 1999
- $15,703,397; 2000 - $12,582,619; 2001 - $10,171,864; 2002 - $8,408,799 and
2003 - $6,497,058.

Allowance for loan losses has been provided as follows:

--------------------------------------------------------------------------------
At December 31                            1998           1997           1996
--------------------------------------------------------------------------------

Balance at beginnings of years        $ 3,453,844    $ 2,338,770    $ 1,016,689
Provision for loan losses               3,594,484      1,492,876      2,408,029
Charge-offs and recoveries, net        (3,946,822)      (377,802)    (1,085,948)
                                      -----------    -----------    -----------

Balance at end of years               $ 3,101,506    $ 3,453,844    $ 2,338,770
================================================================================

Note 4 - Real Estate Inventories

At December 31, 1998 and 1997 the real estate inventories consisted of 3,042 and 728 vacation ownership interest weeks available for sale or under construction with a cost of $8,620,097 and $6,431,090. Land and improvements for future development included in inventory totaled $5,084,379 and $4,339,580 for a total real estate inventory of $13,704,476 and $10,770,670 at December 31, 1998 and 1997, respectively.

    The accompanying notes are an integral part of the financial statements.

Note 5 - Inventories

Inventories are described as follows:

--------------------------------------------------------------------------------
At December 31                                             1998           1997
--------------------------------------------------------------------------------

   Premium inventories                                   $293,743       $166,928
   Resort inventories:
       Food and groceries                                  41,731         49,253
       Souvenirs and gifts                                 40,655         31,452
       Gasoline and oil                                     4,644          4,284
       General merchandise                                 60,810         10,331
       Building and maintenance supplies                   39,071         32,110
   Hotel inventories                                       32,658         32,097
                                                         --------       --------

Inventories                                              $513,312       $326,455
================================================================================

Note 6 - Deferred Credit

When vacation points packages are sold, the Company transfers, irrevocably, to a Trust a deed for the portion of the vacation property that relates to the vacation time commitments made by the sale. At December 31, 1998, 421 intervals had been transferred to the Trust in excess of requirements of the Trust agreement. These excess intervals have been assigned a value and are reflected on the Company's balance sheet as deferred credits in the amount of $907,676 and $253,819, for the years ended December 31, 1998 and 1997, respectively.

Note 7 - Prepaid Expenses and Other Assets

Prepaid expenses and other assets are described as follows:

--------------------------------------------------------------------------------
At December 31                                                1998        1997
--------------------------------------------------------------------------------

   Prepaid marketing expense                                $ 20,600    $ 96,055
   Prepaid financing costs                                   192,838
   Other prepaid expenses                                     77,886      22,282
   Deposits on real estate purchases                                     734,347
   Deferred charges, net of accumulated amortization
    of $253,987 and $224,147, respectively                    61,016      87,317
                                                            --------    --------

Prepaid expenses and other assets                           $352,340    $940,001
================================================================================

    The accompanying notes are an integral part of the financial statements.

Note 8 - Property and Equipment

A description of property and equipment is as follows:

--------------------------------------------------------------------------------
At December 31                                         1998              1997
--------------------------------------------------------------------------------

At cost:
   Land                                            $   430,583       $   603,778
   Land improvements                                 1,459,828         1,454,751
   Treatment plant                                   1,601,503         1,522,774
   Buildings                                        16,209,582        15,881,227
   Equipment                                         5,920,382         5,147,626
   Furniture and fixtures                            1,746,710         1,552,372
   Leasehold improvements                              983,313           245,930
   Autos and trucks                                    809,968           768,194
                                                   -----------       -----------
                                                    29,161,869        27,176,652
   Less, accumulated depreciation                   15,023,987        13,500,819
                                                   -----------       -----------

Property and equipment, net                        $14,137,882       $13,675,833
================================================================================

Depreciation expense was $1,689,469 and $1,414,574 and $1,187,293 for 1998, 1997
and 1996, respectively.

Note 9- Accrued Liabilities

Accrued liabilities are described as follows:

--------------------------------------------------------------------------------
At December 31                                           1998            1997
--------------------------------------------------------------------------------

     Salaries, commissions and bonuses                $  979,267      $  739,173
     Accrued interest                                    271,582          85,634
     Taxes, other than income                            106,166          48,200
     Sales and marketing                                  38,461         122,219
     Refunds due on rescissions                                          523,549
     Pension expense                                                      22,993
     Other                                               747,135         594,112
                                                      ----------      ----------

Accrued liabilities                                   $2,142,611      $2,135,880
================================================================================

Note 10 - Due to Managed Entities

The Company has contracts with various entities to provide general managerial and supervisory services, as well as to act as collection agent for homeowners' dues and assessments. At December 31, 1998 and 1997, amounts due to these entities from the Company were $317,591 and $572,061, respectively.

    The accompanying notes are an integral part of the financial statements.

Note 11 - Financing Arrangements and Capital Leases

Financing arrangements which are collateralized by vacation ownership interest mortgages and real estate are described as follows:

--------------------------------------------------------------------------------
At December 31                                           1998            1997
--------------------------------------------------------------------------------

   Revolving credit agreements                       $53,513,206     $38,450,801
   Notes payable                                       6,290,618       6,011,183
   Capital leases                                      1,136,876       1,267,225
                                                     -----------     -----------

Financing arrangements and capital leases            $60,940,700     $45,729,209
================================================================================

REVOLVING CREDIT AGREEMENTS - The Company has a loan under an amended revolving credit agreement with FINOVA. The agreement includes Peppertree Resort Villas, Inc., Atlantic Beach Enterprises, Inc., Crystal Coast Resorts, Inc. and Peppertree Ocean Club, Inc., all related parties, all of which are jointly and severally liable for obligations of the agreement. Repayments relate to vacation ownership interest mortgages collections that have been pledged, and the agreement calls for an interest rate of prime plus 2.25%. Maximum borrowings on this line are $30,000,000. The borrowing term of the receivables loan is thirty-six months after the restatement date of June 26, 1996. The maturity date is eighty-four months from the date of the receivables loan borrowing term. The balance at December 31, 1998 was $15,741,134.

The Company has two revolving credit loans with Marine Midland Bank. The first agreement provides for funding of vacation ownership interest and matures on September 1, 1999. Maximum borrowings are $15,275,000 and the interest rate is prime plus .75%. A second line with Marine Midland Bank provides for maximum borrowings of $2,000,000. This line carries an interest rate of prime plus 2% and matures on January 1, 1999. The outstanding balance on these lines at December 31, 1998 was $7,306,547.

On May 28, 1998, the Company entered into a revolving loan agreement with Litchfield Financial Corporation. Under this agreement, maximum borrowings are $30 million, to be secured by accounts arising from the sales of timeshare interests in Peppertree Vacation Club. The interest rate is prime plus 1.5%. Included in the total maximum borrowings is a $2 million substandard hypothecation line, which carries an interest rate of prime plus 2.25%. The borrowing period extends for thirty-six months past the execution of the loan agreement. In addition, the Company has an operating hypothecation line with maximum borrowings of $2 million. This line carries an interest rate of prime plus 2.25% and matures on April 1, 1999. At December 31, 1998, the outstanding balance on these lines was $14,696,627.

    The accompanying notes are an integral part of the financial statements.

The Company has also entered into a revolving term agreement with Litchfield Financial Corporation under the Inventory Credit Agreement dated May 12, 1997. According to this agreement, the lender established an inventory line of credit to be secured by the Company's unsold inventory of timeshares at Peppertree at Tamarack and undeveloped property at this project. This agreement was amended in 1998 to increase maximum borrowings from $1.5 million to $3.5 million to facilitate the Company's purchase of real property at Wild Wing Plantation in Myrtle Beach, South Carolina. The additional $2 million is secured by a pledge of the property in the Wild Wing Project. The interest rate for this advance is prime plus 2.5%. The repayment terms include interest only until January 1, 1999 at which time minimum quarterly principal reductions will begin. All unpaid principal and interest are due on July 1, 2002. The balance on this inventory line of credit at December 31, 1998 was $1,215,383.

The Company has a revolving credit agreement with Liberty Bank. The agreement, dated May 10, 1996 as amended on March 27, 1998, provides for funding of vacation ownership interest mortgages and extends until March 31, 2003. The agreement provides for a revolving loan secured by vacation ownership interest mortgages in an amount not to exceed $15 million. The note bears interest at the rate of prime plus .75%. The outstanding balance on the revolving line at December 31, 1998 was $14,269,515.

The Company also has an inventory credit line with Liberty Bank. Maximum borrowing under this line is limited to $568,000. The note bears interest at the rate of prime plus 2% and is payable September 1, 1999. The outstanding balance on this line at December 31, 1998 was $284,000.

NOTES PAYABLE - Notes payable are described as follows:

--------------------------------------------------------------------------------------------
                                      Interest    Maturity         1998              1997
                                         Rate       Dates          Total             Total
--------------------------------------------------------------------------------------------
  Real estate/vacation ownership
   interest mortgages                 3.0-12.00%   Various      $ 5,718,153      $ 4,724,281
  Equipment                           8.0-14.75%   Various           45,446           89,833
  Unsecured                             5.5-9.5%   Various          527,019        1,197,069
                                                                -----------      -----------

Notes payable                                                   $ 6,290,618      $ 6,011,183
============================================================================================

NOTES PAYABLE - RELATED PARTY - The principal shareholder of the Company holds a note issued by the Company the amount of which represents cumulative undistributed S-corporation earnings as reported in prior years by the shareholder on his individual income tax returns. This note contains an interest provision of 7%. As of December 31, 1998 and 1997, the unpaid balances were $5,112,444 and $5,550,858, respectively.

    The accompanying notes are an integral part of the financial statements.

CAPITAL LEASES - Capital leases are described as follows:

--------------------------------------------------------------------------------
At December 31                                             1998         1997
--------------------------------------------------------------------------------

Capital lease obligations, at varying rates of
computed interest from 8% to 18% on leased
equipment and vehicles with a cost of $2,394,693
and $2,032,913 at December 31, 1998 and 1997, less
accumulated amortization of $939,030 and $528,555       $ 1,136,876  $ 1,267,225
                                                        ===========  ===========

Scheduled principal repayments on long-term debt and payments on capital lease obligations are as follows:

--------------------------------------------------------------------------------
  Year Ended                                       Notes       Obligations under
  December 31                                     Payable        Capital Leases
--------------------------------------------------------------------------------

     1999                                      $  4,642,943        $   645,783
     2000                                           204,758            486,314
     2001                                           808,886            245,724
     2002                                           180,574             51,993
     2003                                           195,273                318
     Thereafter                                   5,370,628                  0
                                               ------------        -----------
                                               $ 11,403,062          1,430,132
                                               ============
     Less, amounts representing interest on
      obligations under capital leases                                 293,256
                                                                   -----------

Capital lease obligations                                          $ 1,136,876
================================================================================

Note 12 - Operating Leases

Leases that do not meet the criteria for capitalization are classified as operating leases with rent charged to operations as incurred.

The following is a schedule of the future minimum payments under operating leases as of December 31, 1998.

--------------------------------------------------------------------------------
  Year Ending                                                      Minimum Lease
  December 31                                                        Payments
--------------------------------------------------------------------------------

      1999                                                          $   341,945
      2000                                                              290,862
      2001                                                              267,462
      2002                                                              215,918
      2003                                                            1,588,013
                                                                    -----------

Total minimum lease payments                                        $ 2,704,200
================================================================================

    The accompanying notes are an integral part of the financial statements.

Total rent expensed in 1998, 1997 and 1996 for operating leases was approximately $400,377, $244,396 and $240,809, respectively.

Note 13 - Deposits

Deposits relating to resort operations consist of advance payments for reservations, which at December 31,1998 and 1997 totaled $75,768 and $80,507, respectively.

Note 14 - Income Taxes

The components of income taxes for each of the three years are as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31               1998         1997         1996
--------------------------------------------------------------------------------

   Current tax provision:
       Federal                             $1,144,998   $  305,876   $
       State                                  176,661       36,684      415,087
                                           ----------   ----------   ----------
       Total current income taxes           1,321,659      342,560      415,087
                                           ----------   ----------   ----------

   Deferred income tax (benefit):
       Federal                              1,118,019    2,935,484     (352,458)
       State                                  437,390      599,515        3,585
                                           ----------   ----------   ----------
         Total deferred income taxes        1,555,409    3,534,999     (348,783)
                                           ----------   ----------   ----------

Total income taxes                         $2,877,068   $3,877,559   $   66,214
================================================================================

Deferred tax liabilities are comprised of the following:

--------------------------------------------------------------------------------
For the Years Ended December 31                            1998            1997
--------------------------------------------------------------------------------

   Deferred income tax assets attributable to:
       Federal and State net operating
        loss carryforwards                         $  7,086,883    $  2,331,957
                                                   ------------    ------------

   Deferred tax liabilities attributable to:
       Built-in gains                                   (13,484)        (40,137)
       Installment method reporting                 (12,915,529)     (6,578,541)
                                                   ------------    ------------
         Total deferred tax liabilities             (12,929,013)     (6,618,678)
                                                   ------------    ------------

Net deferred tax liability                         $ (5,842,130)   $ (4,286,721)
================================================================================

    The accompanying notes are an integral part of the financial statements.

At December 31, 1998, the Company had available net operating loss carryforwards for income tax purposes as follows:

--------------------------------------------------------------------------------
Year Ending      Net Operating Loss       Federal              State
December 31        Carryforwards         Expiration          Expiration
--------------------------------------------------------------------------------

   1996              $   876,528               2011          2001 - 2011
   1997                2,443,832               2017          2002 - 2017
   1998               15,116,292               2018          2003 - 2018

Note 15 - Employee Savings Plan

The Company offers an employee savings plan that provides for retirement benefits for eligible employees. The plan is funded by elective employee contributions of up to 15% of their compensation and the Company matches 25% of employee contributions for each participant up to 5% of the employee's compensation. The Company expensed contributions of $42,418, $44,057 and $27,133 for the years ended December 31, 1998, 1997 and 1996, respectively.

Note 16 - Gain on Sale of Land

During 1998, the town of Hilton Head Island, South Carolina (the Town) condemned land held for development by the Company. The Town agreed to purchase the property from the Company at the price of $4.5 million. After settlement of all legal fees and other obligations, the Company realized a gain on the sale in the amount of $1,180,288.

Note 17 - Loss on Abandonment of Design

During 1995 and 1996, the Company incurred costs for architectural design fees relating to a future building project. However, in 1996, the original design was abandoned and a new design began to be developed. The Company determined that 75% of these costs were unusable, and charged $455,653 to expense in 1996.

Note 18 - Losses Related to Sales Rescissions

During 1997, the Company designed a new concept for marketing vacation properties. The new concept involved the sale of vacation points packages which was originally considered by the Company to be sales that were not subject to the registration requirements of the North Carolina Real Estate Commission's timeshare provisions. After several of the points packages had been sold, the Commission ruled against the Company and, in accordance with the provisions of the registration provisions, required an additional right of rescission to be offered to each purchaser.

    The accompanying notes are an integral part of the financial statements.

According to the instructions of the Commission, the rescission letters were to be effective from the date the member received the notice and continue for five days thereafter. The letters for the first phase were mailed on December 5, 1997. All rescissions made as a result of this letter were corrected within the year by a reversal of the sales transaction.

Subsequent to the year-end, two additional groups of letters were mailed to offer rescissions on contracts related to 1997 sales. According to SFAS No. 5 regarding contingencies, a loss must be accrued if (1) information indicates that it is probable that an asset as been impaired or a liability has been incurred, and (2) the amount of the loss can be reasonably estimated. Based on the response to the first phase of letters, it became probable that additional losses would be incurred related to the second and third rescission letters and the amounts could be reasonably estimated. These estimates were subsequently confirmed by a review of the actual responses to the second and third mailings. At December 31, 1997 an adjustment was made by the Company charging the reserve for loan losses with an anticipated loss of $522,539.

The total 1997 sales affected by the rescissions were $1,216,671 in 1997 and $1,015,277 in 1998. Because of the circumstances surrounding these rescissions, the Company did not recapture the sales and marketing cost related to these sales, thereby sustaining an unusual cost in these accounts of approximately $935,000.

When vacation points packages are sold, the Company transfers, irrevocably, to a Trust a deed for the portion of the vacation property that relates to the vacation time commitments made by the sale. As a result of the aforementioned rescissions granted to the purchasers, the related properties held by the Trust became unassigned and therefore available for assignment to other purchasers. Therefore, since the original transfers to the Trust were irrevocable, the Trust issued deferred credits to the Company in an amount equal to the Company's original cost of the properties. The properties that are related to these deferred credits are again available for assignment by the Company. This amount is reflected on the Company's balance sheet as deferred credits for $253,819.

Note 19 - Litigation

The Company is the defendant in a number of lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the conduct of its business. These lawsuits include sexual discrimination in the workplace, sexual harassment by certain supervisory employees, wrongful termination of employment and other claims.

One of the lawsuits was brought by a former employee alleging seven causes of action including discrimination and sexual harassment in the workplace, wrongful termination, tortuous interference with prospective economic advantage and intentional infliction of emotional distress. The complaint states that the plaintiff is seeking compensatory damages in excess of $100,000 together with punitive damages and attorney's fees. The Company's legal counsel has asserted a substantial defense and believes that several of these issues can be eliminated by pre-trial motions which would reduce the issues for a jury to decide. The statutory cap on Plaintiff's claim pursuant to Title VII, under which some of these claims have been filed, is $300,000 for non-economic compensatory and punitive damages.

    The accompanying notes are an integral part of the financial statements.

All of the Company's insurance carriers were notified of this action. Coverage has been denied on the grounds that the allegations do not relate to accidental occurrences, which are covered, but rather involve intentional conduct, which is not covered by insurance. Further, the insurance carriers have taken the position that their policies do not provide coverage for punitive damages.

The Company intends to defend this action vigorously. A court-ordered mediation settlement conference has been scheduled. No range of reasonable possible losses, if any, can be estimated at this time. No provisions have been included in these financial statements regarding this action.

Additionally, two former employees have named the Company and certain of its affiliates and a former employee as defendants in a sexual harassment and discrimination lawsuit. Five causes of action have been included in this case - all relating to sexual harassment and discrimination, infliction of emotional distress and negligence in employee retention. The Company is contesting both liability and damages in these issues and will continue to resist until such time as it may appear that the case can be reasonably settled. The plaintiffs have asked for $3.1 million to settle their claims. Legal counsel for the Company believes that this demand is not based upon a realistic assessment of this case and is not able to estimate or predict the outcome of this action. The statutory limits for Title VII claims for each plaintiff in this case is the same as that described above. No provision has been included in these financial statements regarding this action.

The Company has been named as a party to a foreclosure action in South Carolina in which it is alleged that the Plaintiff in this action conspired with officers and agents of the Company to take property in the foreclosure action for the benefits of Plaintiff and the Company. Management has denied these allegations and believes that the case does not have factual support and anticipates that the Company will be dismissed from this action prior to adjudication. Management has made no provision in these financial statements for any contingent loss from this action.

The Company is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of the business. In the opinion of management, the resolution of these matters will not materially affect the financial position, result of operations or liquidity of the Company.

Note 20 - Subsequent Corporate Reorganization

CORPORATE REORGANIZATION - In 1999, the Boards of Directors of Peppertree and certain of its affiliates (as described below) adopted a plan of reorganization whereby the stockholders of the affiliate corporations exchanged their stock in the respective organizations for stock of Peppertree. In a similar but separate transaction also in 1999 the shareholders of Crystal Coast, Smokies Resorts, Ocean Club and Atlantic Beach approved a merger of these entities into Villas. The stock of Villas was then exchanged for stock of Peppertree. Both of these transactions were structured so as to comply with the provisions of IRC Section 354 and are therefore considered to be free from any taxation.

    The accompanying notes are an integral part of the financial statements.

Peppertree is the surviving entity in these exchanges and has issued its stock in exchange for the surrender of the common stock of the following entities. With this transaction these entities became wholly owned subsidiaries of Peppertree.

      Peppertree Resorts Management, Inc. ("Management") (S-corporation) Peppertree Resorts Villas, Inc. ("Villas") (S-corporation)
      Peppertree Resorts Vacation Club, Inc. ("Vacation Club") (C-corporation)

Of all of the entities that have been combined in these financial statements, (Note 1) only Peppertree Fontana Village, Inc. and the Great Smokies Hotel Associates were not included in the merger on January 1, 1999. Even though both continue to be supported by management and financial control common to all of the entities, neither was a part of the exchange and both continue to exist independently.

CHANGE IN TAXABLE STATUS RESULTING FROM 1999 REORGANIZATION - The S-corporation status of these entities has been terminated as of December 31, 1998 thereby changing the way tax obligations will be recognized for 1999 and future years. Even though certain of the affiliates have for 1998 and prior years, accounted for income taxes under SFAS 109, some of the affiliates elected S-corporation status at inception and all income tax obligations on these "S" entities have been transferred to the individual shareholders. For 1998 and prior all taxable obligations have been reported to the individual shareholders for inclusion in their individual income tax returns.

In accordance with the income tax accounting policies followed by the Company, income is recognized on vacation interval sales at the time the sale is made. For income tax purposes income is deferred on all installment obligations from these interval sales and is recognized as taxable income at the time the obligation is collected. As of January 1, 1999, the taxable income that has previously been included in the Company's net income but for income tax purposes has been deferred until the installment obligations are collected, amounts to $17,895,000.

As a result of the stock exchange and the termination of the S-corporation status, the Company will as of January 1, 1999, assume the tax responsibilities related to the deferred income. In accordance with FAS 109 the effects of recognizing a deferred tax liability upon the change in an entities' status from a nontaxable to a taxable entity is required to be charged to continuing operations in the year of change. Therefore, as of January 1, 1999, the Company has entered an income tax charge of $6,886,099 in its 1999 financial statements along with the related deferred tax liability. This deferred tax liability will be payable over the next 5 to 7 years as the installment notes are collected.

    The accompanying notes are an integral part of the financial statements.

As a result of the stock exchange, the consolidated balance sheet for the Company in January 1999 is as follows:

Assets
  Cash and equivalents                                             $  1,093,958
  Loans and trade receivables                                        67,042,596
  Real estate inventories                                            14,217,788
  Deferred credits and charges                                        1,260,016
  Property and equipment                                             14,137,882
                                                                   ------------

Total assets                                                       $ 97,752,240
                                                                   ============

Liabilities & stockholders' equity
  Accounts payable & accrued expenses                              $  5,123,008
  Financing arrangements and capital leases                          60,940,700
  Notes payable and other indebtedness to related parties             5,430,035
  Accrued income taxes                                                1,514,577
  Deferred taxes                                                     12,728,229
  Deferred revenues                                                     637,491
  Other                                                                  75,768
                                                                   ------------
    Total liabilities                                                86,449,808
                                                                   ------------

  Minority equity interest                                              130,038
                                                                   ------------

  Capital stock and additional-paid-in-capital                        7,533,534
  Retained earnings - December 31, 1998                              10,524,959
  Income tax charge to current operations                            (6,886,099)
                                                                   ------------
    Total stockholders' equity                                       11,172,394
                                                                   ------------

  Total liabilities and stockholders' equity                       $ 97,752,240
                                                                   ============

Note 21 - Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial arrangements with off-balance sheet risk. To meet its financial needs, the Company sells, certain of its loans receivable to financial institutions with recourse and guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements.

In connection with these loans, agreements generally require the Company to repurchase loans that do not meet the performance standards of the loan purchase agreements. This includes loans that become delinquent within a stated period of time after being sold to the permanent investor or are canceled. At December 31, 1998 the outstanding balance of loans sold subject to repurchase was $888,719. Cash performance reserve funds held by the purchaser totaled $28,941 at December 31, 1998.

    The accompanying notes are an integral part of the financial statements.

Note 22 - Concentration of Credit Risk

The Company's business activities are regionally diversified with significant operations in North and South Carolina, Tennessee, Wisconsin, Virginia and Missouri but concentrated in the vacation ownership interests industry. The Company had $66,048,989 in loans receivable outstanding at December 31, 1998. The mortgages are secured by the underlying real estate and a minimum down payment of at least 10% is generally required. This exposes the Company to an industry concentration of risk in the amount of $66,048,989.

The Company maintains cash balances at major financial institutions located in communities where the resorts are located. It also has cash performance reserves on deposit with noninsured institutions. Uninsured balances are approximately $1,222,090 at December 31, 1998.

Note 23 - Contingencies

A Phase I environmental site assessment of the Holiday Inn Sunspree's property indicated there were recognized environmental conditions. These conditions include potential surface water contamination from off-site and on-site sources, as well as the potential for soil and groundwater contamination due to chemical and material storage handling practices at the golf course maintenance building. A Phase II assessment is scheduled to begin in the near future. However, there is currently no estimate of potential clean up costs, if any may be needed. Therefore, no liability for such costs has been included in these financial statements.

Note 24 - Fair Value of Financial Instruments

The fair value estimates presented herein are based on relevant market information. As these estimates are subjective in nature and involve uncertainties and significant judgment, they are not necessarily indicative of the amount that the Company could realize on a current market exchange. The fair value disclosures for financial instruments are as follows:

      Cash and cash equivalents: The carrying amounts reported in the combined balance sheets approximate their fair values at December 31, 1998 and 1997.

      Cash performance reserves and escrow accounts: The carrying amounts reported in the combined balance sheets approximate their fair values at December 31, 1998 and 1997.

      Loans receivable: The carrying amounts of loans receivable are a reasonable estimate of their fair values at December 31, 1998 and 1997 based on valuation models using risk adjusted interest rates and historical prepayment experiences.

      Financing arrangements: The carrying amounts of the Company's borrowings with variable interest rates approximated their fair values at December 31, 1998 and 1997.

    The accompanying notes are an integral part of the financial statements.

Note 25 - Year 2000 Compliance

As has been widely reported, many computer systems process dates based on two digits for the year of a transaction and are unable to process dates in the year 2000 and beyond. In connection with its ongoing information system management efforts, the Company has previously replaced or modified a significant portion of its key financial information and operational systems that were not year 2000 compliant. Remaining financial and operational systems have been assessed, and detailed plans have been developed and are being implemented to make the necessary modifications to ensure year 2000 compliance. The financial impact of making the required system changes for year 2000 compliance are not expected to have a material effect on the Company's financial statements.

Note 26 - Subsequent Event

In November 1999 the Company concluded a transaction whereby its vacation interval business, including resort management, was merged into an acquiring entity. The Company's hotel and resort operation businesses were not included in the transaction.

The following tables break down information from the consolidated financial statements between the vacation interval and hotel resort operations businesses:

(In thousands)                                                                Intercompany
                                         Vacation                             Receivables/
As of December 31, 1998                  Interval            Hotel              Payables           Consolidated
                                         --------            -----              --------           ------------

Assets                                   $ 95,065           $  9,115            $ (6,429)            $ 97,751

Liabilities                                76,358              9,764              (6,429)              79,693

Equity (deficiency in assets)              18,707               (649)                                  18,058

As of December 31, 1997

Assets                                   $ 74,366           $  9,575            $ (5,536)            $ 78,405

Liabilities                                58,648              9,439              (5,536)              62,551

Equity (deficiency in assets)              15,718                136                                   15,854

    The accompanying notes are an integral part of the financial statements.

(In thousands)
                                                                                        Income
                                                                                        (Loss)
For the Year Ended December 31, 1998                                                    Before                      Net
                                                                         Other          Income       Income         Income
                                          Revenues       Expenses        Income         Taxes         Tax           (Loss)
                                          --------       --------        ------         ------       ------         ------
Vacation Interval                         $ 56,180       $ 49,734       $  1,180      $  7,626      $  2,877      $  4,749
Hotel                                       10,810         11,601                         (791)                       (791)
Intercompany
transactions                                  (385)          (385)
Consolidated                                66,605         60,950          1,180         6,835         2,877         3,958

For the Year Ended December 31, 1997

Vacation Interval                           40,165         35,528                        4,637         3,877           760
Hotel                                       10,271         11,071                         (800)                       (800)
Intercompany
transactions                                  (314)          (314)
Consolidated                                50,122         46,285                        3,837         3,877           (40)

For the Year Ended December 31, 1996

Vacation Interval                           29,580         26,919                        2,661            66         2,595
Hotel                                        9,986         10,990                       (1,004)                     (1,004)
Intercompany
transactions                                  (268)          (268)
Consolidated                                39,298         37,641                        1,657            66         1,591

Intercompany transactions represent revenues and expenses between the vacation interval and hotel/resort operations segments. They are included in the segment amounts but are not included in consolidated amounts.

The net income amounts are before minority interest reductions which are not material.

Note 27 - Correction of an Error

Prior to 1997, the Company operated Peppertree Atlantic Beach Associates (Atlantic Beach) and Peppertree Maggie Valley Associates (Maggie Valley) as unincorporated businesses. Both of these entities were wholly owned by the stockholder of the Company. Because of the significant common ownership and control, the assets and liabilities and results of operations of these proprietorships have consistently been combined with other elements of the Company for financial reporting purposes. Since these entities were wholly owned, the stockholder had assumed and paid all income taxes for both entities on his personal income tax returns. Since the income taxes were the sole responsibility of the shareholder, no income tax expense nor deferred income taxes had been reported in the combined financial statements of the Company for these entities.

    The accompanying notes are an integral part of the financial statements.

During the due diligence phase of the merger in November 1999, the Company discovered by reviewing documents filed with the North Carolina Secretary of State that two new corporations had been created, Smokies Resorts Villas, Inc and Crystal Coast Resorts, Inc., into which the assets of both Atlantic Beach and Maggie Valley were in fact transferred as of January 1997, respectively. Both of these corporations should have been reported in the Company's financial statements as such for 1998 and 1997 for income tax purposes and financial reporting. The financial statements of the Company as originally issued (with report dated April 30, 1999), included all of the assets, liabilities and operating activities of Atlantic Beach and Maggie Valley but did not include any income tax provisions. Therefore, the financial statements for 1998 and 1997 (only 1997 and 1998 have been affected) have been adjusted to include the following changes:

                                                            1998              1997
                                                         -----------       -----------
Income before taxes as originally reported               $ 6,835,355       $ 3,837,324
                                                         -----------       -----------

Provision for income taxes as originally reported          2,491,826           275,299
Additional income taxes as result of the correction
  Current                                                  1,177,127           301,474
  Deferred                                                  (791,885)        3,300,786
                                                         -----------       -----------
Total provision for income taxes                         $ 2,877,068       $ 3,877,559
                                                         -----------       -----------

Minority interest                                             99,933           (25,757)
                                                         -----------       -----------

Net income as restated                                   $ 3,858,354       $   (14,478)
=======================================================================================

Income taxes on the income of Atlantic Beach and Maggie Valley for 1998 and 1997 were paid by the stockholder. As a result of this entity change, corporate income tax returns have been prepared by the Company to report the income and calculate the income tax liability. The stockholder will file amended returns for 1997 and 1998 and request refunds from the US Treasury for the excess amount of income taxes paid by him for these entities.

As a result of the change from a proprietorship in which the stockholder had all of the income tax responsibilities to a C corporation, the Company will, as of January 1, 1997, assume the tax responsibilities related to the deferred installment notes. In accordance with FAS 109 the effects of recognizing a deferred tax liability upon the change in an entity's status from a non-taxable to a taxable entity is required to be charged to continuing operations in the year of change. Therefore these financial statements have been adjusted to reflect an income tax charge of $3,128,945 to the operations for the year ended December 31, 1997. The deferred liability will be payable over the next 5 to 7 years as the installments notes are collected.

The combined balance sheet of the Company has been corrected to reflect the additional income tax liability and the deferred income taxes assumed by the Company as a result of the incorporation of the entities.

    The accompanying notes are an integral part of the financial statements.

The changes to the balance sheets are as follows:

                                                    1998               1997
                                                ------------       ------------

Total liabilities as originally reported        $ 75,576,207       $ 58,917,856
  Income tax liability                             1,478,601            301,474
  Deferred income taxes                            2,508,901          3,300,786
                                                ------------       ------------

Total liabilities as restated                   $ 79,563,709       $ 62,520,116
                                                ------------       ------------

Stockholders' equity as originally reported     $ 22,045,995       $ 19,456,769
  Additional income tax expense                     (385,242)        (3,602,260)
  Prior year's adjustments                        (3,602,260)
                                                ------------       ------------

Stockholders' equity as restated                $ 18,058,493       $ 15,854,509
================================================================================

    The accompanying notes are an integral part of the financial statements.

                     Peppertree Resorts, Ltd. And Affiliates
                      Condensed Consolidated Balance Sheets
                             (dollars in thousands)

At September 30,                                                   1999                                       1998
----------------------------------------------------------------------------------------       -------------------------------------
                                                    VOI           Non-VOI       Total             VOI        Non-VOI        Total
                                                    ---           -------       -----             ---        -------        -----
Assets
  Cash and cash equivalents                      $    (339)      $     491     $     152       $      16    $     178     $     194
  Restricted cash                                      180              --           180           1,036          113         1,149
  Loans receivables, net                            76,923              --        76,923          62,988         (101)       62,887
  Other receivables                                     82             399           481              --          305           305
  Related party receivables                          7,101          (7,101)           --           5,989       (5,922)           67
  Real estate inventories                           19,295              --        19,295          17,821           --        17,821
  Inventories                                          278             302           580             239          267           506
  Other assets                                         419              89           508             555           72           627
  Property and equipment, net                        7,516           8,135        15,651           5,434        8,291        13,725
                                                 ---------       ---------     ---------       ---------    ---------     ---------
Total assets                                     $ 111,455       $   2,315     $ 113,770       $  94,078    $   3,203     $  97,281
                                                 =========       =========     =========       =========    =========     =========

Liabilities
  Accounts payable                               $   2,327       $     662     $   2,989       $   2,723    $     807     $   3,530
  Accrued liabilities & accrued expenses             4,641             721         5,362           2,411           --         2,411
  Financing arrangements and capital leases         70,917           1,786        72,703          57,741        2,674        60,415
  Notes payable-related parties                      7,071              --         7,071           5,262         (384)        4,878
  Deferred revenues & deposits                         424             166           590             142          378           520
  Deferred tax liabilities                          14,408              --        14,408           5,254           --         5,254
                                                 ---------       ---------     ---------       ---------    ---------     ---------
Total liabilities                                   99,788           3,335       103,123          73,533        3,475        77,008

Stockholders' equity
  Common stock                                          27              50            77              27           50            77
  Paid in capital                                    3,206           4,250         7,456           3,206        4,250         7,456
  Retained earnings                                  8,571          (5,320)        3,251          17,312       (4,572)       12,740
  Treasury stock                                      (137)             --          (137)             --           --            --
                                                 ---------       ---------     ---------       ---------    ---------     ---------
Total stockholders' equity                          11,667          (1,020)       10,647          20,545         (272)       20,273
                                                 ---------       ---------     ---------       ---------    ---------     ---------
Total liabilities and stockholders' equity       $ 111,455       $   2,315     $ 113,770       $  94,078    $   3,203     $  97,281
                                                 =========       =========     =========       =========    =========     =========

    The accompanying notes are an integral part of the financial statements.

                     Peppertree Resorts, Ltd. And Affiliates
                   Condensed Consolidated Statements of Income
                             (dollars in thousands)

For the Nine Months Ended September 30,                            1999                                       1998
-----------------------------------------------------------------------------------------       ------------------------------------
                                                      VOI          Non-VOI        Total           VOI        Non-VOI        Total
                                                      ---          -------        -----           ---        -------        -----
Revenues
  Vacation ownership sales                          $ 37,794       $     --      $ 37,794       $ 35,681     $     --      $ 35,681
  Interest income                                      7,351             --         7,351          5,669           --         5,669
  Property management                                  1,603             --         1,603          1,362           --         1,362
  Resort operations                                       --          8,636         8,636             --        8,228         8,228
  Other income                                           967            109         1,076            149           --           149
                                                    --------       --------      --------       --------     --------      --------
Total operating income                                47,715          8,745        56,460         42,861        8,228        51,089
                                                    --------       --------      --------       --------     --------      --------

Expenses
  Cost of VOI sales                                    9,334             --         9,334          9,389           --         9,389
  Sales and marketing                                 18,858             --        18,858         16,282           --        16,282
  Provision for doubtful accounts                      2,859             --         2,859          3,374           --         3,374
  General and administrative                           3,463            211         3,674          2,591           --         2,591
  Portfolio expenses                                     793             --           793            688           --           688
  Depreciation                                           584            811         1,395            323          684         1,007
  Resort operations                                       --          7,906         7,906             --        7,459         7,459
  Property management & developer contributions          878             --           878            660           --           660
  Interest expense                                     5,471            165         5,636          3,959          219         4,178
  Other expense                                        1,183             --         1,183             --           --            --
                                                    --------       --------      --------       --------     --------      --------
Total operating expenses                              43,423          9,093        52,513         37,266        8,362        45,628
                                                    --------       --------      --------       --------     --------      --------

Income before income taxes                             4,292           (348)        3,944          5,595         (134)        5,461

Provision for income taxes                             8,538             --         8,538          1,072           --         1,072
                                                    --------       --------      --------       --------     --------      --------

Net income/(loss)                                   $ (4,246)      $   (348)     $ (4,594)      $  4,523     $   (134)     $  4,389
                                                    ========       ========      ========       ========     ========      ========

    The accompanying notes are an integral part of the financial statements.

                     Peppertree Resorts, Ltd. And Affiliates
                 Condensed Consolidated Statements of Cash Flow
                             (dollars in thousands)

For the Nine Months Ended September 30,                                   1999           1998
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income/(loss)                                                     $ (4,594)      $  4,389
Adjustments to reconcile net income to net                                  --
  cash provided from operating activities:                                  --
   Depreciation and amortization                                         1,395          1,007
   Provision for loan losses and uncollectible                              --
     trade receivables                                                   2,859          3,374
   Working capital changes-sources (uses):                                  --
     Restricted cash                                                       403         (1,041)
     Trade and other receivables                                          (161)            63
     Receivable from affiliate                                             154            274
     Real estate inventories                                            (3,574)        (6,326)
     Other inventories                                                     (67)          (180)
     Prepaid expenses and other assets                                    (156)           313
     Accounts payable                                                     (309)           175
     Accrued liabilities                                                 1,740           (298)
     Accrued income taxes                                               (1,515)          (412)
     Deferred revenues                                                    (123)            42
     Deferred tax liabilities                                           10,045            967
                                                                      -----------------------
Net cash provided from operating activities                              6,097          2,347
                                                                      -----------------------

Cash flows from investing activities:
  Loans receivable                                                     (13,213)       (16,307)
  Capital expenditures                                                    (914)          (105)
                                                                      -----------------------
Net cash used for investing activities                                 (14,127)       (16,412)
                                                                      -----------------------

Cash flows from financing activities:
  Proceeds from financing arrangements                                  55,903         40,551
  Principal payments of financing arrangements                         (47,381)       (27,286)
  Principal payments on related party note                                (851)          (673)
                                                                      -----------------------
Net cash provided from financing activities                              7,671         12,592
                                                                      -----------------------
Increase (decrease) in cash and equivalents                               (359)        (1,473)

Cash and equivalents at beginning of years                                 511          1,667
                                                                      -----------------------
Cash and equivalents at end of years                                  $    152       $    194
                                                                      =======================

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                                             5,636          4,178
    Income taxes                                                            36            111

Schedule of non-cash investing and financing activities:
  Real estate inventory acquired with notes payable                      1,109            470
  Property and equipment acquired with note payable                      1,994            951
  Deferred income taxes recorded upon conversion
    from "S" to "C" corporation                                          5,407
  Treasury stock acquired with notes payable                               137
  Dividend distribution of retained earnings by issuance of note
    payable related party                                                2,810

    The accompanying notes are an integral part of the financial statements.

Peppertree Resorts, Ltd.
Notes to Condensed Consolidated Financial Statements (dollars in thousands) September 30, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies

There have been no significant changes in the disclosures per the audited financials statements of December 31, 1998.

In the opinion of management, the condensed consolidated financial statements reflect all adjustments which would be necessary for a fair presentation of the results of operations for the interim periods presented.

NOTE 2 - Real Estate Inventory

At September 30, 1999 and 1998 the real estate inventories consisted of 2,119 and 4,419 vacation ownership interest weeks available for sale and total real estate inventory of $19,295 and $17,821, respectively.

NOTE 3 - Property and Equipment

Property and equipment at September 30, 1999 and 1998 consists of the following:

                                                                   1999           1998
                                                                   ----           ----
Balance at January 1, 1998 and 1997                            $ 29,162       $ 27,177

Buildings and land                                                1,650             --
Furniture, fixtures, equipment and leasehold improvements         1,228          1,034
                                                               --------       --------
                                                                 32,040         28,211
Less, accumulated depreciation                                  (16,389)       (14,486)
                                                               --------       --------
                                                               $ 15,651       $ 13,725
                                                               ========       ========

NOTE 4 - Notes Payable

In the normal course of business, the Company procures financing for various projects including construction of timeshare units. The following is the summarization of the additional borrowings and principal payments on the various notes at September 30, 1999 and 1998:

                                                            1999           1998
                                                            ----           ----

Balance of notes payable at January 1, 1999 and 1998    $ 60,941       $ 45,729

Additional borrowings                                     59,143         41,972

Payment of debts                                         (47,381)       (27,286)
                                                        --------       --------
Balance                                                 $ 72,703       $ 60,415
                                                        ========       ========

    The accompanying notes are an integral part of the financial statements.

NOTE 5 - Litigation

The Company is involved in various lawsuits, claims and inquiries, most of which are routine to the nature of the business. In the opinion of management, the resolution for these matters will not materially affect the financial position, result of operations or liquidity of the Company.

NOTE 6 - Corporate Reorganization

In 1999, the Boards of Directors of Peppertree and certain of its affiliates adopted a plan of reorganization whereby the stockholders of the affiliate corporations exchanged their stock in the respective organizations for the stock of Peppertree. As a result of the stock exchange and the termination of the S-corporation status, the Company assumed as of January 1, 1999, the tax responsibilities related to the deferred income. In accordance with FAS 109 the effect of recognizing a deferred tax liability upon the change in an entities' status from a nontaxable to a taxable entity is required to be charged to continuing operations in the year change. Therefore, as of January 1, 1999, the Company has entered an income tax charge of $6,886 in its 1999 financial statements along with the related deferred tax liability. This deferred tax liability will be payable over the next 5 to 7 years as the installment notes are collected.

    The accompanying notes are an integral part of the financial statements.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Equivest Finance, Inc. ("Equivest") purchased fifteen timeshare vacation resorts from Peppertree Resorts, Ltd. ("Peppertree") on November 17, 1999. Equivest paid $13.7 million in cash, issued 2.4 million shares of Equivest Common Stock, will issue $2.9 million of additional Equivest Common Stock and pay an additional $.6 million in June 2000, and assumed approximately $93.0 million of notes payable and certain other liabilities. Equivest is borrowing the funds from a new credit facility to pay the cash portion of the purchase price.

The unaudited pro forma combined balance sheet as of September 30, 1999 presents the historical consolidated balance sheets of Equivest and Peppertree. The purchase accounting adjustments, as described in the related notes and below, are calculated as if the Peppertree acquisition had been effective September 30, 1999.

The unaudited pro forma condensed statements of income for the nine months ended September 30, 1999 and the year ended December 31, 1998 present the consolidated results of operations of Equivest and Peppertree. The purchase accounting and other pro forma adjustments, as described in the related notes and below, are calculated as if the Peppertree acquisition had been effective as of January 1, 1998. The pro forma adjustments are based upon currently available information and certain assumptions that Equivest's management believes are reasonable under current circumstances.

The unaudited pro forma condensed financial statements are based on historical financial statements of Equivest and Peppertree and should be read in conjunction with their respective financial statements and notes. The pro forma data is not necessarily indicative of the results of operations or financial condition of Equivest had these transactions occurred on the dates indicated, nor the results of future operations. Equivest anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma condensed financial statements.

The unaudited pro forma combined financial statements will change due to certain changes in the purchase accounting adjustments included in the pro forma once all valuations of assets and liabilities are final.

    The accompanying notes are an integral part of the financial statements.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                   Unaudited Pro Forma Condensed Balance Sheet
                               September 30, 1999
                (Amounts in Thousands Except for Per Share Data)

                                                       Historical                                      Pro
                                                        Equivest     Historical                       forma            Pro
                                                        Finance,     Peppertree       Consol.         Acquis.         forma
ASSETS                                                    Inc.       Properties      Balances           Adj.          total
----------------------------------------------------------------     ----------      ---------       ---------      ---------
Cash                                                   $   5,895     $    (339)      $   5,556       $      --      $   5,556
Total receivables, net                                   167,402        76,923         244,325          (3,100) a)    241,225
Investment in real estate joint venture                    4,202            --           4,202              --          4,202
Due From related party                                        --         7,101           7,101              --          7,101
Inventory                                                 60,880        19,295          80,175              --         80,175
Deferred financing costs, net                              2,453            --           2,453              --          2,453
Cash - restricted                                          2,664           180           2,844              --          2,844
Accrued interest receivable                                1,335            --           1,335              --          1,335
Property & equipment                                      11,223         7,516          18,739              --         18,739
Goodwill, net                                             26,731            --          26,731          13,624  b)     40,355
Stock registration costs                                   1,596            --           1,596              --          1,596
Other Assets                                               1,413           779           2,192             940  b)      3,132
                                                       ---------     ---------       ---------       ---------      ---------
      Total Assets                                     $ 285,794     $ 111,455       $ 397,249       $  11,464      $ 408,713
                                                       =========     =========       =========       =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts Payable and Other Liabilities:
    Accounts payable                                   $   4,968     $   2,327       $   7,295       $      --      $   7,295
    Deferred incomes taxes                                 5,902        14,408          20,310          (2,286) c)     18,024
    Taxes payable                                          2,976            --           2,976              --          2,976
    Deferred revenues                                         --           424             424              --            424
    Due to related party                                      --         7,071           7,071          (2,810) d)      4,261
    Accrued expenses and other liabilities                 9,649         4,641          14,290          (1,479) d)     12,811
                                                       ---------     ---------       ---------       ---------      ---------

      Total Accounts Payable and Other
      Liabilities                                         23,495        28,871          52,366          (6,575)        45,791

  Notes payable                                          199,579        70,917         270,496          16,154  e)    286,650
                                                       ---------     ---------       ---------       ---------      ---------

      Total Liabilities                                  223,074        99,788         322,862           9,579        332,441

STOCKHOLDERS' EQUITY
  Cumulative Redeemable Preferred Stock--Series 2
  Class A                                                     30            --              30              --             30
  Common Stock, $.01 par value                               257            27             284               2  f)        286
  Additional paid-in capital                              51,070         3,206          54,276          10,317  f)     64,593
  Treasury stock                                              --          (137)           (137)            137  f)         --
  Retained earnings                                       11,363         8,571          19,934          (8,571) f)     11,363
                                                       ---------     ---------       ---------       ---------      ---------
                                                          62,720        11,667          74,387           1,885         76,272
                                                       ---------     ---------       ---------       ---------      ---------
      Total Liabilities and Stockholders' Equity       $ 285,794     $ 111,455       $ 397,249       $  11,464      $ 408,713
                                                       =========     =========       =========       =========      =========

a)    Reflects the amount required to state receivables purchased at fair value.
b) Reflects the goodwill arising out of the Peppertree purchase, including the value of the non-compete agreement.
c) Reflects the historic deferred tax liability applicable to the receivable fair value adjustment, along with a purchase price adjustment relating to historical Peppertree liabilities.
d) Reflects a purchase price adjustment relating to historical Peppertree liabilities.
e) Reflects the note payable arising out of the cash portion of the Peppertree transaction along with the associated transaction costs.
f) Reflects the elimination of the pre-purchase equity amounts of the companies acquired in the purchase accounting transaction, and the issuance of stock as consideration in the Peppertree transaction.

    The accompanying notes are an integral part of the financial statements.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                 Unaudited Pro Forma Condensed Income Statement
                   For the Nine Month ended September 30, 1999
                (Amounts in Thousands Except for Per Share Data)

                                            Historical                                            Pro
                                             Equivest        Historical                          forma            Pro
                                             Finance,        Peppertree         Consol.          Acquis.         forma
                                               Inc.           Company          Balances            Adj.          total
                                           -----------      -----------       -----------      -----------    -----------
Revenue:
  Interest                                 $    18,009      $     7,351       $    25,360      $        --    $    25,360
  Timeshare interval sales                      28,233           37,794            66,027               --         66,027
  Resort operations                             18,042            1,603            19,645               --         19,645
  Other income                                   1,335              967             2,302               --          2,302
                                           -----------      -----------       -----------      -----------    -----------
  Total Revenue                                 65,619           47,715           113,334               --        113,334
                                           -----------      -----------       -----------      -----------    -----------

Costs and Expenses:
  Interest                                       8,847            5,471            14,318            1,118  b)     15,436
  Cost of intervals sold                         6,747            9,334            16,081               --         16,081
  Sales and marketing                           12,172           18,858            31,030               --         31,030
  Resort management                             16,118              878            16,996               --         16,996
  Depreciation and amortization                  2,207              584             2,791              680  c)      3,471
  Provision for doubtful accounts                1,450            2,859             4,309               --          4,309
  General and administrative                     5,749            5,439            11,188               --         11,188
                                           -----------      -----------       -----------      -----------    -----------
  Total Costs and Expenses                      53,290           43,423            96,713            1,798         98,511
                                           -----------      -----------       -----------      -----------    -----------

Income Before Provision for Income
  Taxes                                         12,329            4,292            16,621           (1,798)        14,823

Provision for Income Taxes                       5,075            8,538 a)         13,613           (7,373) d)      6,240
                                           -----------      -----------       -----------      -----------    -----------
  Net Income/(Loss)                        $     7,254      $    (4,246)      $     3,008      $     5,575    $     8,583
                                           ===========      ===========       ===========      ===========    ===========

Earnings per common share:
  Basic                                    $       .27                                                        $       .29
                                           ===========                                                        ===========
  Diluted                                  $       .26                                                        $       .28
                                           ===========                                                        ===========

Weighted avg. number of common shares
outstanding:
  Basic                                     25,528,607                                           2,905,662     28,434,269
  Diluted                                   26,031,145                                           2,905,662     28,936,807

a) Includes $6,886 of deferred income taxes resulting from conversion of certain "S" corporations to "C" corporation status as of January 1, 1999 (see Note 20 to historical financial statements).
b) Reflects interest expense on bank borrowings of $16.56 million at 9.0% for the Peppertree transaction.
c)    Reflects amortization of goodwill arising from the Peppertree purchase.
d) Reflects the effect of income taxes on the tax deductible pro forma acquisition adjustments and the elimination of the deferred income tax adjustment described in Note a.

    The accompanying notes are an integral part of the financial statements.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                 Unaudited Pro Forma Condensed Income Statement
                      For the Year ended December 31, 1998
                (Amounts in Thousands Except for Per Share Data)

                                            Historical
                                             Equivest        Historical                       Pro forma
                                             Finance,        Peppertree       Consol.          Acquis.           Pro forma
                                               Inc.           Company        Balances            Adj.              total
                                           ------------     ------------    ------------     ------------       ------------
Revenue:
  Interest                                 $     20,399     $      8,383    $     28,782     $         --       $     28,782
  Timeshare interval sales                        4,553           45,637          50,190               --             50,190
  Resort operations                               3,646            1,925           5,571               --              5,571
  Other income                                    1,039              235           1,274               --              1,274
                                           ------------     ------------    ------------     ------------       ------------
  Total Revenue                                  29,637           56,180          85,817               --             85,817
                                           ------------     ------------    ------------     ------------       ------------

Costs and Expenses:
  Interest                                        7,458            5,762          13,220            1,465 a)          14,685
  Cost of intervals sold                          1,145           11,688          12,833               --             12,833
  Sales and marketing                             2,175           22,165          24,340               --             24,340
  Resort management                               3,270            1,037           4,307               --              4,307
  Depreciation and amortization                   2,162              624           2,786            1,347 b)           4,133
  Provision for doubtful accounts                   791            3,595           4,386            1,144 c)           5,530
  General and administrative                      4,122            4,863           8,985               --              8,985
                                           ------------     ------------    ------------     ------------       ------------
  Total Costs and Expenses                       21,123           49,734          70,857            3,956             74,813
                                           ------------     ------------    ------------     ------------       ------------

Other income: Gain on sale of land                   --            1,180           1,180               --              1,180
                                           ------------     ------------    ------------     ------------       ------------

Income Before Provision for Income
  Taxes                                           8,514            7,626          16,140           (3,956)            12,184

Provision for Income Taxes                        3,270            2,877           6,147           (1,273) d)          4,874
                                           ------------     ------------    ------------     ------------       ------------
  Net Income                               $      5,244     $      4,749    $      9,993     $     (2,683)      $      7,310
                                           ============     ============    ============     ============       ============

Earnings per common share:
  Basic                                    $        .20                                                         $        .26
                                           ============                                                         ============
  Diluted                                  $        .20                                                         $        .26
                                           ============                                                         ============

Weighted avg. number of common shares
outstanding:
  Basic                                      23,010,104                                         2,655,588         25,665,692
  Diluted                                    23,451,243                                         2,655,588         26,106,831

a) Reflects interest expense on bank borrowings of $16 million at 9.0% for the Peppertree transaction, and also reflects interest expense on bank borrowings of $560,000 as of June 30, 1998 at 9.0% for a deferred payment.
b) Reflects the amortization of the financing costs associated with the bank borrowings, and reflects amortization of goodwill arising from the Peppertree purchase.
c) Reflects an increase in the provision for doubtful accounts in accordance with the policies of Equivest.
d) Reflects the income tax adjustment for (1) the tax deductible acquisition adjustments and (2) the tax effect of the acquisition on historical Peppertree income tax expense.

    The accompanying notes are an integral part of the financial statements.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
           Notes to Unaudited Pro Forma Condensed Financial Statements

NOTE A: ACQUISITION AND PURCHASE PRICE

On November 17, 1999 Equivest acquired Peppertree Resorts, Ltd. of Asheville, North Carolina. The transaction has been accounted for as a purchase for financial reporting purposes. The purchase price and its allocation to assets acquired and liabilities assumed follows:

Cash                                                                $ 14,260,000
2,401,000 shares of common stock at $4.66 per share                   11,200,000
Deferred common stock payment                                          2,352,000
Other acquisition costs                                                1,807,000
Liabilities assumed                                                   92,999,000
                                                                    ------------
Total Purchase Price                                                $122,618,000
                                                                    ------------

Total Asset Value                                                   $108,963,000
                                                                    ------------

Goodwill                                                            $ 13,655,000
                                                                    ============

Of these amounts, $600,000 in cash and $2.9 million in stock will be paid on June 30, 2000. In determining shares of common stock issued, and to be issued, the parties agreed to a share price based on the volume weighted average price for the 20 trading days preceding the fifth business day prior to the issue date. In recording the transaction, the share price has been discounted by 20% to reasonably account for the limited number of shares being traded.

NOTE B: AMORTIZATION PERIOD OF GOODWILL

The goodwill that resulted from the acquisition of Peppertree is being amortized over a 20 year period.

    The accompanying notes are an integral part of the financial statements.

NOTE C: NOTES PAYABLE

The borrowing to finance the $16 million cash portion of the Peppertree purchase price bears interest at LIBOR plus 3% (or Prime + 0.5%), which amounted to 8.75% at the acquisition date. The borrowing is a bridge loan, which matures August 17, 2000. The loan also has two extensions, which could push back the maturity until May 17, 2001.

Amortization of deferred financing costs related to this loan has been based on the original maturity date of the loan.

NOTE D: INCOME TAXES

The pro forma total effective tax rate was assumed to be 40%. The goodwill resulting from the purchase is not deductible for income tax purposes because the purchase transaction is deemed to be non-taxable under the Internal Revenue Code.

NOTE E: RECONCILIATION OF PEPPERTREE COMPANY AMOUNTS TO HISTORICAL COMBINED FINANCIAL STATEMENTS

The historical combined financial statements of Peppertree Resorts, Ltd. and Affiliates which are included herein include hotel and resort operation businesses that were not included in the acquisition. Accordingly, they are not included in the accompanying pro forma condensed financial statements.

The following tables break down information from the consolidated financial statements between the vacation interval and hotel resort operations businesses (in thousands):

-----------------------------------------------------------------------------------------------------------------
                                                                                Intercompany
As of September 30 ,1999             Vacation Interval         Hotel         Receivables/ Payables   Consolidated
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Assets                                   $111,455            $  9,416             $ (7,101)            $113,770
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Liabilities                                99,788              10,436               (7,101)             103,123
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Equity (deficiency in assets)              11,667              (1,020)                                   10,647
-----------------------------------------------------------------------------------------------------------------

For the Nine Months Ended September 30, 1999:

                                                 Income
                                                 (Loss)
                                                 Before                    Net
                                                 Income       Income     Income
                       Revenues     Expenses     Taxes         Tax       (Loss)
                       --------     --------     ------       ------     ------
Vacation Interval      $47,715      $43,423     $ 4,292      $ 8,538    $(4,246)
Hotel                    8,745        9,093        (348)          --       (348)
Consolidated            56,460       52,513       3,944        8,538     (4,594)

    The accompanying notes are an integral part of the financial statements.

For the Year Ended December 31, 1998:

                                                       Income
                                                       (Loss)
                                                       Before             Net
                                              Other    Income    Income  Income
                    Revenues     Expenses    Income    Taxes      Tax    (Loss)
                    --------     --------    ------    ------    ------  ------
Vacation Interval   $ 56,180     $49,734     $1,180    $7,626    $2,877  $4,749
Hotel                 10,810      11,601                 (791)             (791)
Intercompany
transactions            (385)       (385)
Consolidated          66,605      60,950      1,180     6,835     2,877   3,958

Intercompany transactions represent revenues and expenses between the vacation interval and hotel/resort operations segments. They are included in the segment amounts but are not included in consolidated amounts.

The net income amounts are before minority interest reductions which are not material.

    The accompanying notes are an integral part of the financial statements.